Exhibit 99.1

Company Contact:

Charlie Webster

Chief Financial Officer

408-894-0700

Moriah Shilton

Investor Relations

408-952-4356

Tessera Receives Second Office Action in ‘627 Patent Reexamination

SAN JOSE, Calif. – August 13, 2008 - Tessera Technologies, Inc. (Nasdaq: TSRA), a provider of transformational technologies that enable innovation in next-generation electronics, today announced the U.S. Patent and Trademark Office (PTO) on August 10, 2008 issued a second office action in the ongoing ex parte reexamination of Tessera’s U.S. Patent No. 6,133,627 (the ‘627 patent). The patent relates to semiconductor packaging technologies used in a variety of applications.

The second office action states that Tessera had “filed no arguments” addressing the rejections asserted in the prior office action. Tessera understands that its arguments were received by the PTO, and that there may have been a clerical error, which could result in this second office action being withdrawn. Assuming that the second office action is not withdrawn, Tessera will have until October 10, 2008 to respond to this office action, which rejects certain claims of the ‘627 patent.

After considerations of Tessera’s submission in response to the second office action, the examiners would issue another office action, which may or may not be a final rejection of the claims in question. There is no deadline for further action by the examiners. If a final rejection is issued by the examiners, Tessera will have the opportunity to submit a response to the examiners for their consideration, after which the examiners may either reopen the prosecution of the patent or allow Tessera to file a Notice of Appeal with the Board of Patent Appeals and Interferences.

The claims of a patent undergoing reexamination are valid until a reexamination certificate cancelling the claims is issued. A certificate can only be issued after all actions closing prosecution are concluded, and all appeals have been exhausted.

Tessera is asserting the ‘627 patent in an investigation pending in the U.S. International Trade Commission (ITC) against a number of companies. A hearing in this investigation is scheduled to begin on September 22, 2008.

About Tessera

Tessera Technologies, Inc. (Nasdaq:TSRA) provides industry-leading manufacturers with transformational technologies that enable next-generation electronics, optics and imaging solutions. The company licenses its innovations, as well as delivers products based on these innovations to promote the development of the supply chain infrastructure, thus enabling manufacturers to get the right product to market, at the right time. Tessera is headquartered in San Jose, California. For information call 1.408.894.0700 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, include more information about factors that could affect the company’s financial results.

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Tessera, the Tessera logo, the Chevron logo, OptiML, µPILR, SHELLCASE and FotoNation are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries.

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